AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                24/7 MEDIA, INC.


            24/7 MEDIA, INC. (the "Corporation"), a corporation incorporated in the State of Delaware, hereby certifies that (a) the Corporation's present name is 24/7 Media, Inc. and its previous corporate name was 24/7 Acquisition Corp., the name under which it was originally incorporated, (b) its Certificate of Incorporation was originally filed with the Secretary of State on January 23, 1998, (c) this Restated Certificate of Incorporation has been duly adopted by written consent of the Board of Directors and the holders of a majority of the outstanding shares of Common Stock of the Corporation in accordance with the provisions of Sections 228 and 245 of the General Corporation Law of the State of Delaware, with written notice given to the remaining stockholders of the Corporation as provided in Section 228(d) thereof, and (d) the Restated Certificate of Incorporation of this Corporation, as amended to the date of filing of this Restated Certificate of Incorporation and including amendments set forth herein but not separately filed, is restated, integrated and amended in full to read as follows:

            FIRST:  The name of the Corporation is 24/7 MEDIA, INC.

            SECOND: The registered office of the Corporation is to be located at 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805-1297. The name of its registered agent at that address is The Corporation Service Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The corporation shall have the authority to issue an aggregate of 80,000,000 (eighty million) shares, consisting of 70,000,000 (seventy million) shares of common stock, par value $.01 per share, and 10,000,000 (ten million) shares of preferred stock, par value $.01 per share. The board of directors may authorize, to the full extent now or hereafter permitted by the laws of the State of Delaware, the issuance from time to time of the preferred stock in one or more classes and/or series and with such powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each class and/or series) as the board may fix by resolution.

            FIFTH: Unless, and except to the extent that, the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.


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            SIXTH: Directors shall be divided into three classes, as nearly equal in number as possible, as determined by the board of directors. One class shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999, another class shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000, and another class shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, and the members of each class shall hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

            SEVENTH: The Corporation hereby confers the power to adopt, amend or repeal bylaws of the Corporation upon the board of directors.

            EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent now or hereafter permitted by the laws of the State of Delaware.

            NINTH: Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right. The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire. Neither the amendment nor repeal of ARTICLES EIGHTH and NINTH hereof, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of ARTICLES EIGHTH or NINTH hereof in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.


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            TENTH: Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of ss.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


            IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation of 24/7 MEDIA, INC., and acknowledges, under penalties of perjury, that this instrument is the act and deed of the Corporation and that the facts stated herein are true.



                                         By:_______________________
                                         Mark E. Moran
                                         Senior Vice President
                                          and Secretary